UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 14, 2014

Arc Logistics Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36168	36-4767846
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

725 Fifth Avenue, 19th Floor New York, New York		10022
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 993-1290

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On October 17, 2013, LCP Oregon Holdings, LLC (“LCP Oregon”), a wholly owned subsidiary of Lightfoot Capital Partners, LP (“Lightfoot”) and Lightfoot Capital Partners GP LLC, entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with the current owner of a petroleum products terminals located in Portland, Oregon (the “Portland Terminal Facility”). The Purchase Agreement provides for LCP Oregon to acquire the Portland Terminal Facility and certain associated non-real property rights (the “Ancillary Assets”) for a purchase price of $40 million.

On January 14, 2014, Arc Terminals Holdings LLC (“Arc Terminals”), a wholly owned subsidiary of Arc Logistics Partners LP (“Arc Logistics”), Lightfoot and CorEnergy Infrastructure Trust, Inc. (“CorEnergy”) entered into an agreement whereby CorEnergy will acquire from Lightfoot 100% of the ownership interests in LCP Oregon (the “Membership Interests Purchase Agreement”) for nominal consideration and reimbursement of approximately $1 million of amounts paid and expenses incurred by Lightfoot in connection with due diligence for the acquisition of the Portland Terminal Facility and whereby upon and subject to the closing of the acquisition of the Portland Terminal Facility, Arc Terminals will enter into a 15 year triple net operating lease agreement relating to the use of the Portland Terminal Facility. Arc Logistics will guaranty the obligations of Arc Terminals under the Lease Agreement. Further at such time, LCP Oregon will sell certain Ancillary Assets to Arc Terminals for a purchase price of $116,000. The transactions are expected to close in late January 2014.

CorEnergy holds a direct investment in Lightfoot (6.6 percent) and Lightfoot Capital Partners GP LLC, the general partner of Lightfoot (1.5 percent). Lightfoot’s assets include common units and subordinated units representing an approximately 40 percent aggregate limited partner interest, and a non-economic general partner interest, in Arc Logistics. An employee of an affiliate of CorEnergy currently serves as a director on the board of directors of Arc Logistics GP LLC, the general partner of Arc Logistics.

The foregoing description of the Membership Interests Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Membership Interests Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 7.01.	Regulation FD Disclosure.

The following disclosure was made in connection with CorEnergy’s financing of the acquisition of the Portland Terminal Facility:

THE PORTLAND TRANSACTION

The Purchase Agreement and Acquisition of LCP Oregon

On October 17, 2013, LCP Oregon, which at the time was a wholly owned subsidiary of Lightfoot, entered into the Purchase Agreement with the current owner of the Portland Terminal Facility. The Purchase Agreement provides for LCP Oregon to acquire the Portland Terminal Facility and certain of the Ancillary Assets for a purchase price of $40 million. The Purchase Agreement, as amended, is described in more detail below.

Subsequent to the execution of the Purchase Agreement and in contemplation of the acquisition of the Portland Terminal Facility and Ancillary Assets and the lease of the Portland Terminal Facility to Arc Terminals (together the “Portland Transaction”) as described herein, CorEnergy has entered into the Membership Interests Purchase Agreement with Lightfoot to acquire 100% of the ownership interests in LCP Oregon for nominal consideration and reimbursement of approximately $1 million of amounts paid and expenses incurred by Lightfoot in connection with due diligence for the acquisition of the Portland Terminal Facility. Upon the closing of the acquisition of LCP Oregon, LCP Oregon will be a wholly owned subsidiary of CorEnergy.

The Purchase Agreement defines the varying assets that are included within the Portland Terminal Facility and contains certain representations and warranties from the seller related to the proposed acquisition. LCP Oregon also has the option to terminate the Purchase Agreement at any time, subject only to forfeiture of an applicable termination fee.

Upon and subject to the closing of the acquisition of the Portland Terminal Facility, the Lease Agreement (as further described below) will be signed. Further, at such time, LCP Oregon will also close on an Asset Purchase Agreement with Arc Terminals to sell certain of the Ancillary Assets to Arc Terminals for a purchase price of $116,000.

The Lease Agreement

Terms of the Lease Agreement

The Lease Agreement will be executed upon the closing of the acquisition of the Portland Terminal Facility and its initial term will begin contemporaneously with the closing of the acquisition of the Portland Terminal Facility. Arc Terminals’ obligations under the Lease Agreement will be guaranteed by Arc Logistics pursuant to the terms of the Guaranty. The Lease Agreement has a fifteen year initial term and may be extended for additional five year terms at the sole discretion of Arc Terminals. The rent will be renegotiated for any extended term but in the event that the parties are unable to negotiate rent, the rent will increase each year according to a formula described below. During the initial term, Arc Terminals will make base monthly rental payments (to be increased on the fifth anniversary by the change in the consumer price index for the prior five years, and every year thereafter by the greater of 2 percent or the change in the consumer price index) and variable rent payments based on the volume of liquid hydrocarbons that flowed through the Portland Terminal Facility in a prior month. The base rent in the initial year of the Lease Agreement will be a minimum of approximately $230,000 per month through July 2014 (prorated for the partial month of January 2014) and approximately $417,522 for the month of August 2014 and each month thereafter. The base rent is also expected to increase each month starting with the month of August at a rate of one-twelfth of 11.5% of the costs incurred by LCP Oregon at the Portland Terminal Facility for specified construction costs, estimated at $10 million. Assuming such improvements are completed, the base rent will increase by approximately $96,000 per month. Variable rent will result from the flow of hydrocarbons through the Portland Terminal Facility in excess of a designated threshold of 12,500 barrels per day of oil equivalent. The base rent is not influenced by the flow of hydrocarbons. Variable rent is capped at 30% of total rent, which is the equivalent of the Portland Terminal Facility’s expected throughput capacity.

The Lease Agreement provides that Arc Terminals will be responsible for, among other matters, maintaining the Portland Terminal Facility in good operating condition, paying all utilities for the Portland Terminal Facility, insuring the Portland Terminal Facility and repairing the Portland Terminal Facility in the event of any casualty loss, paying property and similar taxes resulting from ownership of the Portland Terminal Facility, and causing the Portland Terminal Facility to comply with all environmental and other regulatory laws, rules and regulations. The obligations of Arc Terminals under the Lease Agreement will be guaranteed by Arc Logistics. The Lease Agreement grants Arc Terminals substantially all authority to operate, and imposes on them the responsibility for the operation of, the Portland Terminal Facility. The Lease Agreement provides LCP Oregon no control over the operation, maintenance, management, or regulatory compliance of the Portland Terminal Facility.

The Lease Agreement imposes numerous obligations on LCP Oregon, including keeping confidential certain information provided to it by Arc Terminals and keeping the Portland Terminal Facility free of certain liens. The Lease Agreement also provides that LCP Oregon will not be indemnified against or reimbursed for the first $200,000 of any environmental liability it may incur related to the Portland Terminal Facility, to the extent such liability is not covered by an agreement with a prior owner or by insurance. Thereafter, Arc Terminals is responsible for any and all such liability.

So long as Arc Terminals is not in default under the Lease Agreement, it shall have the right to purchase the Portland Terminal Facility at the end of the third year of the Lease Agreement and at the end of any month thereafter by delivery of 90 days’ notice. The purchase price shall be nine times the greater of (i) the total of base rent and variable rent for the 12 months immediately preceding the notice, or (ii) $7,300,000. If the purchase right is not exercised, the Lease Agreement shall remain in place and Arc Terminals shall continue to pay rent as provided above. Arc Terminals also has the option to terminate the Lease Agreement on the fifth and tenth anniversaries by providing written notice 12 months in advance for a termination fee of $4 million and $6 million, respectively.

In addition, a portion of the pipelines that connect to a neighboring facility will be the subject of a separate lease agreement between the parties, which will be co-terminus with the Lease Agreement. A portion of the total rent under the Lease Agreement will be allocated to this separate pipeline lease agreement.

The Portland Terminal Facility

The Portland Terminal Facility is a rail/marine facility property adjacent to the Willamette River in Portland, Oregon. The 39-acre site has 84 tanks with a total storage capacity of 1,466,000 barrels. The Portland Terminal Facility is capable of receiving, storing and delivering heavy and refined petroleum products. Products are received and/or delivered via railroad, marine (up to Panamax size vessels) or truck loading rack. The marine facilities are accessed through a neighboring terminal facility via an owned pipeline. The Portland Terminal Facility offers heating systems, emulsions and an on-site product testing laboratory as ancillary services.

Terminal Improvement Projects

After the closing of the Portland Transaction, CorEnergy anticipates funding an additional $10 million of terminal related improvement projects in support of Arc Terminals’ commercial strategy to optimize the Portland Terminal Facility and generate stable cash flows, including: i) clean, inspect and upgrade a portion of the existing storage assets; ii) enhance existing terminal infrastructure; and iii) develop, design, engineer and construct throughput expansion opportunities.

Environmental Considerations

The Portland Terminal Facility (the “Facility”) historically has operated as a petroleum products storage terminal since 1947. The current owner acquired the Facility in 2005. A 12,000 barrel per day (bbl/d) refining operation that previously was used in the asphalt manufacturing and finishing process ceased operations in November 2006 and was officially closed in December 2008. Over the last decade, the Facility has been used principally for the storage of crude oil, asphalt, VGO, jet-fuel and other refined petroleum products. As the site has been in operation since 1947, numerous releases have occurred, resulting in localized impacts to soil and groundwater at the site by petroleum hydrocarbons, volatile organic compounds (“VOCs”), polycyclic aromatic hydrocarbons (“PAHs”), and metals. Most of the known releases occurred prior to the current owner’s purchase of the Facility in 2005. The prior owners of the Facility have investigated the environmental conditions in consultation with the Oregon Department of Environmental Quality (“ODEQ”). In addition, the prior owners have been remediating the Facility to address the recommendations of the ODEQ. While these actions have improved the environmental conditions at the Facility, due to changing environmental regulations, additional costs could be incurred related to future remediation efforts.

Additionally, while it does not occupy river frontage, the Facility is located approximately 1,000 feet south of the Willamette River. The section of the Willamette River near the facility is a portion of the Portland Harbor, which was designated as a Superfund site by the Environmental Protection Agency (the “EPA”) in 2000. Portland Harbor is contaminated with PAH’s, heavy metals, PCBs and other contaminants as the result of more than a century of industrial use along the Willamette River. The Superfund site is currently in the Remedial Investigation/Feasibility Study phase of the Superfund process, and its final boundaries have not yet been determined. The Remedial Investigation/Feasibility Study is being performed by a group of 14 potentially responsible parties (“PRPs”) identified by the EPA (the “Lower Willamette Group” or “LWG”). The current owner of the Facility is not a member of the LWG. Under the terms of the Purchase Agreement, any potential future liabilities related to the Portland Harbor Superfund site and assessed against the current owner of the Portland Terminal Facility would become the responsibility of LCP Oregon. After LCP Oregon acquires the Portland Terminal Facility and if that facility is subsequently made part of the Portland Harbor Superfund site, LCP Oregon could become a responsible party under the terms of the Purchase Agreement.

After LCP Oregon acquires the Facility and the Facility is subsequently made part of the Superfund Site, LCP Oregon could become a liable party as a current “owner or operator” of a Superfund facility, in addition to being responsible for any liabilities assumed from the current owner as either a former “owner or operator” or a person who “arranged for” disposal into the River.

The Lease Agreement includes provisions whereby LCP Oregon has agreed to indemnify Arc Terminals up to $200,000 of future remediation for the environmental conditions outlined above not covered by agreements with prior owners or insurance, after which Arc Terminals would be responsible for any additional remediation related costs. This figure was developed in consultation with Arc Terminals, legal counsel and third-party advisors.

The Franchise Agreement

LCP Oregon has received approval from the City Council of the City of Portland, Oregon for the transfer of the franchise agreement, which is an the agreement that provides authorization for the pipelines at the Portland Terminal Facility to traverse the rights-of-way associated with public roadways owned by the City of Portland, Oregon, to LCP Oregon from the current owner of the Portland Terminal Facility. Such approval could potentially be made subject to a public referendum through the close of business on January 17, 2014.

Item 9.01.	Financial Statements and Exhibits.

Exhibits.

Exhibit Number	Description

2.1	Membership Interests Purchase Agreement, dated January 14, 2014, by and among Lightfoot Capital Partners, L.P., CorEnergy Infrastructure Trust, Inc. and Arc Terminals Holdings LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC LOGISTICS PARTNERS LP

	By:	Arc Logistics GP LLC,
its general partner

Date: January 14, 2014
	By:	/s/ Vincent T. Cubbage
Name: Vincent T. Cubbage Title: Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

2.1	Membership Interests Purchase Agreement, dated January 14, 2014, by and among Lightfoot Capital Partners, L.P., CorEnergy Infrastructure Trust, Inc. and Arc Terminals Holdings LLC.